As filed with the Securities and Exchange Commission on April 3, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Empire Resorts, Inc.

(Exact name of registrant as specified in charter)

Delaware	13-3714474
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway 204 State Route 17B, P.O. Box 5013 Monticello, New York	12701
(Address of Principal Executive Offices)	(Zip Code)

2005 Second Amended and Restated Equity Incentive Plan

(Full Title of the Plan)

Joseph A. D’Amato

Chief Executive Officer

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(Name and Address of Agent For Service)

(845) 807-0001

Telephone Number, Including Area Code of Agent For Service.

Copy to:

Douglas S. Ellenoff

Ellenoff Grossman & Schole LLP

150 East 42nd Street

New York, New York 10017

Telephone: (212) 370-1300

Facsimile: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share, underlying options	3,333	$6.90	$22,997.70	$3.14
Common Stock, $0.01 par value per share, underlying options	13,333	$2.79	$37,199.07	$5.08
Common Stock, $0.01 par value per share, underlying options	3,333	$2.97	$9,899.01	$1.36
Common Stock, $0.01 par value per share, underlying options	10,000	$1.98	$19,800.00	$2.71
Common Stock, $0.01 par value per share, underlying options	10,000	$1.59	$15,900.00	$2.17
Common Stock, $0.01 par value per share, underlying options	100,000	$7.83	$783,000.00	$106.81
Common Stock, $0.01 par value per share, underlying options	160,000	$2.79	$446,400.00	$60.89
Common Stock, $0.01 par value per share, underlying options	16,667	$20.25	$337,506.75	$46.04
Common Stock, $0.01 par value per share, underlying options	25,000	$22.20	$555,000.00	$75.71
Common Stock, $0.01 par value per share, underlying options	100,000	$3.33	$333,000.00	$45.43
Common Stock, $0.01 par value per share, underlying options	8,333	$20.25	$168,743.25	$23.02
Common Stock, $0.01 par value per share, underlying options	10,000	$16.59	$165,900.00	$22.63
Common Stock, $0.01 par value per share, underlying options	96,667	$3.33	$321,901.11	$43.91
Common Stock, $0.01 par value per share, underlying options	6,667	$4.65	$31,001.55	$4.23
Common Stock, $0.01 par value per share, underlying options	26,667	$2.79	$74,400.93	$10.15
Common Stock, $0.01 par value per share, underlying options	5,000	$5.07	$25,350.00	$3.46
Common Stock, $0.01 par value per share, underlying options	4,861	$5.07	$24,645.27	$3.37
Common Stock, $0.01 par value per share, underlying options	3,333	$6.90	$22,997.70	$3.14
Common Stock, $0.01 par value per share, underlying options	13,333	$2.79	$37,199.07	$5.08
Common Stock, $0.01 par value per share, underlying options	3,333	$2.97	$9,899.01	$1.36
Common Stock, $0.01 par value per share, underlying options	10,000	$1.98	$19,800.00	$2.71
Common Stock, $0.01 par value per share, underlying options	10,000	$1.59	$15,900.00	$2.17
Common Stock, $0.01 par value per share, underlying options	2,500	$5.43	$13,575.00	$1.86
Common Stock, $0.01 par value per share, underlying options	13,333	$2.79	$37,199.07	$5.08
Common Stock, $0.01 par value per share, underlying options	133,333	$2.79	$371,999.07	$50.75
Common Stock, $0.01 par value per share, underlying options	3,333	$2.97	$9,899.01	$1.36
Common Stock, $0.01 par value per share, underlying options	10,000	$1.98	$19,800.00	$2.71
Common Stock, $0.01 par value per share, underlying options	10,000	$1.59	$15,900.00	$2.17
Common Stock, $0.01 par value per share, underlying options	50,000	$3.03	$151,500.00	$20.67
Common Stock, $0.01 par value per share, underlying options	5,000	$3.03	$15,150.00	$2.07
Common Stock, $0.01 par value per share, underlying options	3,333	$2.97	$9,899.01	$1.36
Common Stock, $0.01 par value per share, underlying options	10,000	$1.98	$19,800.00	$2.71
Common Stock, $0.01 par value per share, underlying options	10,000	$1.59	$15,900.00	$2.17
Common Stock, $0.01 par value per share, underlying options	133	$6.36	$845.88	$0.12
Common Stock, $0.01 par value per share, underlying options	25,000	$3.69	$92,250.00	$12.59
Common Stock, $0.01 par value per share, underlying options	5,000	$4.71	$23,550.00	$3.22
Common Stock, $0.01 par value per share, underlying options	3,333	$6.90	$22,997.70	$3.14
Common Stock, $0.01 par value per share, underlying options	1,666	$6.90	$11,495.40	$1.57
Common Stock, $0.01 par value per share, underlying options	13,333	$2.79	$37,199.07	$5.08
Common Stock, $0.01 par value per share, underlying options	3,333	$2.97	$9,899.01	$1.36
Common Stock, $0.01 par value per share, underlying options	10,000	$1.98	$19,800.00	$2.71
Common Stock, $0.01 par value per share, underlying options	10,000	$1.59	$15,900.00	$2.17
Common Stock, $0.01 par value per share, underlying options	5,000	$13.59	$67,950.00	$9.27
Common Stock, $0.01 par value per share, underlying options	3,750	$3.00	$11,250.00	$1.54
Common Stock, $0.01 par value per share, underlying options	8,333	$4.20	$34,998.60	$4.78
Common Stock, $0.01 par value per share	129,169	$1.98	$255,754.62	$34.89
TOTAL	1,108,737	n/a	$4,762,951.86	$649.67

(1)	The aggregate amount of securities registered hereunder is 1,108,737 shares of restricted stock and shares of common stock issuable upon the exercise of options granted pursuant to the Second Amended and Restated 2005 Equity Incentive Plan. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover an indeterminate number of additional shares of common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)	The offering price has been estimated solely for the purposes of the calculation of the registration fee in accordance with the manner described in paragraphs (h) and (c) of Rule 457 in the following applicable manner: (i) with respect to common stock underlying options, the offering price is based upon the applicable exercise price; and (ii) with respect to restricted shares of common stock, the offering price is based upon of the average of the high and low prices reported on the Nasdaq Global Market on March 28, 2013.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the reoffer prospectus that is a part of this Registration Statement will also be used in connection with the offer and sale of Registrant’s common stock previously registered under the Registrant’s Registration Statements on Form S-8 (Commission File Nos. 333-132889, 333-161110, 333-163508).

Explanatory Note

Empire Resorts, Inc. (the “Company”) previously registered 3,500,000 shares of the Company’s common stock, $.01 par value per share issuable under the Company’s 2005 Equity Incentive Plan. The registration of such shares of common stock was filed on a Form S-8 Registration Statement (the “First Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on March 31, 2006 (File No. 333-132889) in accordance with the Securities Act of 1933, as amended (the “Securities Act”).

The Company’s Board of Directors adopted, and on June 16, 2009 the Company’s stockholders approved an amendment to the 2005 Equity Incentive Plan (as amended, the “Amended and Restated 2005 Equity Incentive Plan”) to increase by 5,000,000 shares the amount of common stock available for issuance pursuant to the Amended and Restated 2005 Equity Incentive Plan. On August 6, 2009, the Company filed a Form S-8 Registration Statement (File No. 333-161110) for the purpose of registering the additional 5,000,000 shares of the Company’s common stock relating to the Company’s Amended and Restated 2005 Equity Incentive Plan, in accordance with the Securities Act (the “Second Registration Statement”).

The Company’s Board of Directors adopted, and on November 10, 2009 the Company’s stockholders approved an amendment to the Amended and Restated 2005 Equity Incentive Plan (as further amended, the “Second Amended and Restated 2005 Equity Incentive Plan”) to increase by 2,000,000 shares the amount of common stock available for issuance pursuant to the Second Amended and Restated 2005 Equity Incentive Plan. On December 4, 2009, the Company filed a Form S-8 Registration Statement (File No. 333-163508) for the purpose of registering the additional 2,000,000 shares of the Company’s common stock relating to the Company’s Second Amended and Restated 2005 Equity Incentive Plan, in accordance with the Securities Act (the “Third Registration Statement” and, together with the Original Registration Statement and the Second Registration Statement, the “Prior Registration Statements”). The contents of the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by reference and made a part of this Registration Statement, except as amended hereby.

This Registration Statement includes, pursuant to General Instruction E to Form S-8 and Rule 429 of the Securities Act, a re-offer prospectus in Part I (the “Reoffer Prospectus”). The Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 1,108,737 shares of common stock. These shares constitute “control securities” or “restricted securities” which have been issued prior to or issuable after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements contained in this Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended.

Reoffer Prospectus

EMPIRE RESORTS, INC.

1,108,737 Shares

Common Stock

This Reoffer Prospectus relates to offers and sales by certain of our executive officers and directors (also called Selling Stockholders), who may be deemed “affiliates” of the Company, of our common stock that is held, or may be acquired, upon the exercise of stock options and the vesting of restricted common stock pursuant to our Second Amended and Restated 2005 Equity Incentive Plan, which we refer to herein as the Plan. This prospectus covers 129,169 shares of our currently outstanding restricted shares of common stock that are owned by the Selling Stockholders and up to 979,568 shares issuable upon the exercise of currently outstanding options.

Our common stock is quoted on the Nasdaq Global Market under the symbol “NYNY”. On March 28, 2013, the closing sales price for our common stock on the Nasdaq Global Market was $1.92 per share.

The shares included in this prospectus may be offered and resold directly by the Selling Stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which a Selling Stockholder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 3 and in the documents incorporated by reference herein before you decide to buy our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is April 3, 2013.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder

-i-

NOTE ON FORWARD LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance. Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

-ii-

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section as well as the financial statements and the notes to the financial statements incorporated herein by reference. In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Empire Resorts, Inc.”, “Empire,” the “Company”, “we”, “us”, and “our” refer and relate to Empire Resorts, Inc. and its consolidated subsidiaries.

Our Company

Empire Resorts, Inc. (“Empire,” the “Company,” “us,” “our” or “we”) was organized as a Delaware corporation on March 19, 1993, and since that time has served as a holding company for various subsidiaries engaged in the hospitality and gaming industries.

Through our wholly owned subsidiary, Monticello Raceway Management, Inc. (“MRMI”), we currently own and operate Monticello Casino and Raceway, a 45,000 square foot video gaming machine (“VGM”) and harness horseracing facility located in Monticello, New York, 90 miles northwest of New York City. Monticello Casino and Raceway operates 1,110 VGMs, which includes 1,090 video lottery terminals (“VLTs”) and 20 electronic table game positions (“ETGs”). VGMs are similar to slot machines, but they are connected to a central system and report financial information to the central system. We also generate racing revenues through pari-mutuel wagering on the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and internationally, and the export simulcasting of its races to offsite pari-mutuel wagering facilities.

Our principal executive offices are c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701. Our telephone number is (845) 807-0001.

The Offering

Outstanding Common Stock	30,148,817 shares of common stock outstanding as of April 1, 2013.

Common Stock Offered	Up to 1,108,737 shares of common stock for sale by the Selling Stockholders for their own account.

Selling Stockholders	The Selling Stockholders are set forth in the Section entitled “Selling Stockholders” of this prospectus on page 13.

Proceeds	We will not receive any proceeds from the sale of our common stock by the Selling Stockholders. We will, however, receive proceeds upon the exercise of options held by the Selling Stockholders. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

Nasdaq Global Market Symbol	NYNY

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this registration statement.

Risks Relating to our Business

We will require additional financing in order to develop the Casino Project and we may be unable to meet our future capital requirements and execute our business strategy without such financing.

EPT Concord II, LLC (“EPT”), a wholly owned subsidiary of Entertainment Properties Trust, is the sole owner of 1,500 acres located at the site of the former Concord Resort (the “EPT Property”). On December 14, 2012, EPT and MRMI entered into a master development agreement (the “MDA”) to develop the EPT Property. The MDA defines and governs the overall relationship between EPT and MRMI with respect to the development, construction, operation, management and disposition of the integrated destination resort and community (the “Project”) to be developed by the parties on the EPT Property. The parties envision MRMI developing a comprehensive resort destination that includes a casino and a harness racetrack and may also include one or more hotels, food and beverage outlets, a spa facility, retail venues, space for conferences, meetings, entertainment and special events in a multi-purpose conference space supported by separate meeting rooms and parking facilities (the “Casino Project”). In addition to the Casino Project, the Project is expected to include a golf course and a resort including a variety of amenities.

Because we are unable to generate sufficient cash from our operations to develop the Casino Project, we will be required to rely on external financing. In order to participate in the Project and to meet our obligations with respect to the development of the Casino Project, we are required to invest a minimum of $300 million. Of this amount, the Company expects to raise a portion in the short-term to fund the immediate expenses of the Project, which may include permitting, infrastructure and shared master planning costs and expenses, as well as other costs associated with the Project’s development and may seek additional debt and equity financing in public or private transactions, which may include underwritten offerings to the public or rights offerings to current stockholders to fund the development of the Project and our Casino Project. We can make no assurance that financing will be available in amounts or on acceptable terms, if at all.

The external financing to support the Project and the Casino Project may be in the form of a debt offering. The level of indebtedness will likely have several important effects on future operations, including, without limitation:

•

a portion of cash flow from current operations may be dedicated to the payment of any interest and/or principal required with respect to outstanding indebtedness while we are developing the Project and Casino Project;

•	the debt documents may contain restrictive covenants curtailing operations and finances;

•	increases in outstanding indebtedness and leverage may increase vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•

depending on the levels of outstanding indebtedness, our ability to obtain additional financing for working capital, general corporate and other purposes may be limited, and covenants may restrict dividends and transfer of funds from the operating entity to Empire.

The ability to make payments of principal and interest on indebtedness will depend upon future performance, which is subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If sufficient cash flow is not generated from operations to service such debt, requirements among other things, may be to:

•	seek additional financing in the debt or equity markets;

•	delay, curtail or abandon altogether our development plans;

•	refinance or restructure all or a portion of our indebtedness; or

•	sell selected assets.

Such measures might be insufficient to service the indebtedness. In addition, any such financing, refinancing or sale of assets may not be available on commercially reasonable terms, or at all.

Alternatively, the external financing to support our obligations of the Project and our Casino Project may be in the form of an equity offering of our equity capital stock. Such future sales of substantial amounts of equity capital stock privately or in the public market, the conversion of a bridge loan (the “Bridge Loan”) from Kien Huat Realty, III Ltd. (“Kien Huat”), our largest stockholders, into shares of common stock, or the perception that such sales or conversion are likely to occur, could affect the market price of the common stock. Moreover, the sale of additional equity could result in significant dilution to the existing stockholders. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of the common stock.

If funds are not available when needed, or available on acceptable terms, we may be required to delay, scale back or eliminate some of our obligations with respect to the Project and our Casino Project. In addition, we may not be able to grow market share, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could negatively impact our business, operating results and financial condition.

If revenues and operating income from our operations at Monticello Casino and Raceway do not increase, it could adversely affect our financial performance.

There can be no assurance that our operations will draw sufficient patrons to Monticello Casino and Raceway to increase our revenues to the point that we will continue to recognize net income. The operations and placement of our VGMs, including the layout and distribution, are under the jurisdiction of the New York State Gaming Commission (“NYSGC”) and the program contemplates that a significant share of the responsibility for marketing the program will be borne by the NYSGC. The NYSGC is not required to make decisions that we feel are in our best interest and, as a consequence, the profitability of our VGM operations may not reach the levels that we believe to be feasible or may be slower than expected in reaching those levels. By statute, from April 1, 2008 until March 31, 2014, 42% of gross VGM revenue is distributed to us. Beginning on April 1, 2014 40% of the first $50 million, 29% of the next $100 million and 26% thereafter of gross VGM revenue will be distributed to us. Additionally, effective August 4, 2010, legislation was passed to reduce operator fees by one percentage point at each level of VGM revenues. No assurance can be given that such increased revenue will be sufficient to generate a profit and continue to do so. Our operations are subject to many regulatory, competitive, economic and business risks beyond our control, and a change in this regard could have a material adverse impact on our operations and our business prospects.

As a holding company, we are dependent on the operations of our subsidiary to pay dividends or make distributions in order to generate internal cash flow.

We are a holding company with no revenue generating operations. Consequently, our ability to meet our working capital requirements and to service our debt obligations depends on the earnings and the distribution of funds from our subsidiary. While our current operations generate sufficient cash flow to fund our obligations, there can be no assurance that the subsidiary will generate sufficient revenue to make cash distributions in an amount necessary for us to satisfy our working capital requirements or our obligations under any current or future indebtedness. In addition, the subsidiary may enter into contracts that limit or prohibit its ability to make distributions. Should our subsidiary be unable to make distributions, our ability to meet our ongoing obligations would be jeopardized. Specifically, without the making of distributions, we would be unable to pay our employees, accounting professionals or legal professionals, all of whom we rely on to manage our operations, ensure regulatory compliance and sustain our public company status.

Changes in the laws, regulations, and ordinances (including local laws) to which the gaming industry is subject, and the application or interpretation of existing laws and regulations, or our inability or the inability of our subsidiaries, key personnel, significant stockholders, or joint venture partners to obtain or maintain required gaming regulatory licenses, permits or approvals could prevent us from pursuing future development projects or otherwise adversely impact our results of operation.

The ownership, management and operation of our current and any future gaming facilities are and will be subject to extensive federal, state, provincial, and/or local laws, regulations and ordinances that are administered by the relevant regulatory agency or agencies in each jurisdiction. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibilities, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations, and often require such parties to obtain certain licenses, permits and approvals. In addition, some of the licenses that we and our subsidiaries, officers, directors and principal stockholders hold expire after a relatively short period and thus require frequent renewals and reevaluations. Obtaining these licenses in the first place and the renewal process involves a subjective determination by the regulatory agencies. If we or our subsidiaries do not obtain and maintain the required licenses, permits and approvals, we may be required to divest our interest in our current or future gaming facilities or our current gaming facility risks losing its licenses. These laws, regulations and ordinances may also affect the operations of our gaming facilities or our plans in pursuing future projects.

The Racing, Pari-Mutuel Wagering and Breeding Law of New York State requires our stockholders to possess certain qualifications. If the NYSGC believes a stockholder does not meet their subjective determination, a stockholder may be forced to sell any stock they hold and such sale may result in a material loss of investment value for the stockholder.

The Racing, Pari-Mutuel Wagering and Breeding Law of New York State requires our stockholders to possess certain qualifications. A failure to possess such qualifications could lead to a material loss of investment by either us or our stockholders, as it would require divestiture of the stockholder’s direct or indirect interest in us. Consequently, should any stockholder ever fail to meet the qualifications necessary to own a direct or indirect interest in us by NYSGC, such stockholder could be forced to liquidate all interests in us. Should such stockholder be forced to liquidate these interests within a relatively short period of time, such stockholder would likely be forced to sell at a discount, causing a material loss of investment value.

During 2002, certain affiliates of Bryanston Group, Inc. (“Bryanston Group”), our former largest stockholder, and certain of our other stockholders and officers (“Series E Preferred Stockholders”) were indicted for various counts of tax and bank fraud. On September 5, 2003, one of these Series E Preferred Stockholders pleaded guilty to felony tax fraud, and on February 4, 2004, four additional former officers and Series E Preferred Stockholders were convicted of tax and bank fraud. None of the acts these individuals were charged with or convicted of relate to their ownership interests in us and their remaining interests do not provide them with any significant control in the management of the Company or MRMI. However, there can be no assurance that none of the various governmental agencies that now, or in the future may, regulate and license our gaming related activities will factor in these indictments or criminal acts in evaluating our ability to obtain or maintain required licenses, permits or approvals. Should a regulatory agency determine that the indictments and convictions of some of our Series E Preferred Stockholders affect our ability to obtain or maintain required licenses, permits or approvals, we could be forced to liquidate certain or all of our gaming interests.

The gaming industry in the northeastern United States is highly competitive, with many of our competitors better known and better financed than us.

The gaming industry in the northeastern United States is highly competitive and increasingly dominated by multinational corporations or Native American tribes that enjoy widespread name recognition, established brand loyalty, decades of casino operation experience, and a diverse portfolio of gaming assets and substantially greater financial resources.

We face competition for our VGM operations from Yonkers Raceway which is located within the New York City metropolitan area. The Yonkers facility, which is much closer to New York City, has a harness horseracing facility, approximately 5,300 VGMs, food and beverage outlets and other amenities. In contrast, we have limited financial resources and currently operate our harness horse racing facility and VGMs in Monticello, New York, which is approximately a one and a half hour drive from New York City.

Pennsylvania casinos may operate table games and slot machines and have the ability to grant credit to guests of the casino. Pennsylvania legalized the operation of up to 61,000 slot machines at 14 locations throughout the state. As of March 2013, there were eleven casinos in operation within Pennsylvania, with six located at race tracks. One such race track facility is the Mohegan Sun at Pocono Downs, which has approximately 2,300 slot machines and 84 table games, including 18 poker tables. The Mohegan Sun at Pocono Downs in Wilkes-Barre, Pennsylvania, is approximately 70 miles southwest of Monticello. In addition, the Mount Airy Casino Resort has approximately 2,075 slot machines and 72 table games, including 11 poker tables, a hotel, spa, and a golf course. The Mount Airy Casino Resort is located in Mount Pocono, Pennsylvania, approximately 60 miles southwest of Monticello. Any expansion of these casinos in Pennsylvania will likely increase the degree of competition within our market and may have an adverse effect on our business and future operating performance.

Moreover, a number of Native American tribes and gaming entrepreneurs are presently seeking to develop Class III casinos in New York and Connecticut in areas that are 90 miles from New York City such as Bridgeport, Connecticut and Southampton, New York. We are unable to predict when or if any gaming compacts will be submitted to the United States Department of the Interior or whether taking land into trust for the purpose of Class III casinos will require an Act of Congress. Based on proximity, a gaming facility, which would include a casino, hotel, restaurants and retail shops, could likely significantly increase the competition we face and have a material adverse effect on our business operations and future performance.

No assurance can be given that we will be able to compete successfully for gaming customers with the established casinos in Pennsylvania, or the competing VGM facility at Yonkers Raceway.

The continuing decline in the popularity of horse racing and increasing competition in simulcasting could adversely impact the business of Monticello Casino and Raceway.

Since the mid-1980s, there has been a general decline in the number of people attending and wagering at live horse races at North American racetracks due to a number of factors, including increased competition from other forms of gaming, unwillingness of guests to travel a significant distance to racetracks and the increasing availability of off-track wagering. The declining attendance at live horse racing events has prompted racetracks to rely increasingly on revenues from inter-track, off-track and account wagering markets. The industry-wide focus on inter-track, off-track and account wagering markets has increased competition among racetracks for outlets to simulcast their live races. A continued decrease in attendance at live events and in on-track wagering, as well as increased competition in the inter-track, off-track and account wagering markets, could lead to a decrease in the amount wagered at Monticello Casino and Raceway. Our business plan anticipates the possibility of Monticello Casino and Raceway attracting new guests to our racetrack wagering operations through VGMs in order to offset the general decline in raceway attendance. However, even if our VGM operations attract new guests to our racetrack, we may not be able to generate profit from operations. Public tastes are unpredictable and subject to change. Any further decline in interest in horse racing or any change in public tastes may adversely affect our revenues and, therefore, limit our ability to make a positive contribution to our results of operation.

We depend on our key personnel and the loss of their services would adversely affect our operations and business strategy.

If we are unable to maintain our key personnel and attract new employees with high levels of expertise in the gaming areas in which we engage and propose to engage, or are unable to do so without unreasonably increasing our labor costs, the execution of our business strategy may be hindered and our growth limited. We believe that our success is largely dependent on the continued employment of our executive management and the hiring of strategic key personnel at reasonable costs. Competition for qualified executives is intense and we can give no assurance that we would be able to hire a qualified replacement with the required level of experience and expertise for any current members of our senior management, if required to do so. Accordingly, if any of our current key executives were unable or unwilling to continue in his or her present position, or we were unable to attract a sufficient number of qualified employees at reasonable rates, our business, results of operations and financial condition will be materially adversely affected. Additionally, recruiting and hiring a replacement for any executive management position could divert the attention of other senior management and increase our operating expenses.

Currently, full-scale casino gaming, other than Native American gaming, is not allowed in New York. There can be no assurance that the required amendment to the New York State Constitution will be passed in order to allow full-scale casino gaming, other than Native American gaming, in a timely manner, or at all.

Currently, we are not permitted to operate a full-scale casino at Monticello Casino and Raceway because full-scale casino gaming, other than Native American gaming, is not allowed in New York. In order to operate a full-scale casino at Monticello Casino and Raceway, an amendment to the New York State Constitution to permit full-scale casino gaming would need to be passed or we would need to enter into an agreement with a Native American tribe for the development of a Class III casino. In January 2012, New York Governor Andrew Cuomo proposed an amendment to the New York State Constitution to permit casino gambling regulated by the state of New York. In order to be amended to permit full-scale casino gaming, the New York State Constitution requires the passage of legislation in two consecutive legislative sessions and then passage of the majority of the state’s voters in a statewide referendum. On March 15, 2012, Governor Cuomo, Assembly Speaker Sheldon Silver and Senate Majority Leader Dean Skelos announced that a constitutional amendment authorizing up to seven non-tribal casinos at locations to be determined by the Legislature was approved by the Legislature. The newly elected Legislature would have to pass the amendment again this year before it goes to a general referendum in November 2013. There can be no assurance given that an amendment to the New York State Constitution to permit full-scale casino gaming will be passed in a timely manner, or at all. Moreover, if an amendment to the New York State Constitution to permit full-scale casino gaming were passed, there can be no assurance that we would be able to secure any necessary licenses, regulatory approvals or financing arrangements necessary to develop a full-scale casino at Monticello Casino and Raceway or another location. In the event that full-scale casino gaming were permitted under an amendment to the New York State Constitution and we are unable to timely develop and successfully operate a full-scale casino at Monticello Casino and Raceway or another location to compete with any full-scale casinos or Class III casinos that may be developed by our competitors, our business and future operating performance would likely be materially adversely effected.

On March 7, 2012, Concord filed a complaint against EPR and us seeking monetary damages and permanent injunctive relief against EPR and us relating to our joint development of the EPT Property. This litigation may delay or alter our plans for the development of the Project.

On March 7, 2012, Concord and various affiliates filed a complaint against EPR and us in the United States District Court for the Southern District of New York. The complaint was amended in June 2012, to add Genting New York, LLC and Kien Huat as defendants. The amended complaint asserts federal antitrust claims and claims of tortious interference with contract and business relations and seeks damages in an amount of not less than $500 million (subject to automatic trebling under federal antitrust laws), unspecified punitive damages with respect to the tortious interference claims and permanent injunctive relief against EPR and our agreements. Although we believe this lawsuit is without merit and we will aggressively defend our interests, it may delay or alter our plans to develop the site of the EPT Property with EPR.

Risk Relating to our Ownership Structure

Stockholders’ ability to influence corporate decisions may be limited because our major stockholder owns a large percentage of our common stock.

Kien Huat Realty III Limited (“Kien Huat”) is the beneficial holder of 18,254,246 shares of our common stock, representing approximately 60% of our voting power. Additionally, under the terms of an investment agreement with Kien Huat (the “Investment Agreement”), if any option or warrant outstanding as of November 12, 2009, the date of the final closing of the Investment Agreement, (or, in limited circumstances, if issued after such date) is exercised, Kien Huat has the right (following notice of such exercise) to purchase an equal number of additional shares of our common stock as are issued upon such exercise at the exercise price for the applicable option or warrant. The percentage of our outstanding shares of common stock and voting power owned by Kien Huat would not increase as a result of the purchase by Kien Huat of any shares of our common stock pursuant to such matching right, given the issuance of shares upon exercise of the option or warrant that triggered the matching right. Under the terms of the Investment Agreement, Kien Huat is also entitled to recommend three directors whom we are required to cause to be elected or appointed to our Board of Directors (“Board”), subject to the satisfaction of all legal and governance requirements regarding service as a director and to the reasonable approval of the Corporate Governance and Nominations Committee of our Board. Kien Huat recommended Au Fook Yew, Emanuel Pearlman and Joseph D’Amato as nominees to the Board pursuant to its rights under the Investment Agreement, all three of which were elected by the Company’s stockholders in November 2012. Kien Huat will continue to be entitled to recommend three directors for so long as it owns at least 24% of our voting power outstanding at such time, after which the number of directors whom Kien Huat will be entitled to designate for election to our Board will be reduced proportionally to Kien Huat’s percentage of ownership. Under the Investment Agreement, for so long as Kien Huat is entitled to recommend nominees to serve as board members, among other things, Kien Huat will have the right to nominate one of its director designees to serve as the Chairman of the Board. Mr. Pearlman has been appointed to serve as Chairman of the Board pursuant to Kien Huat’s recommendation. Until such time as Kien Huat ceases to own capital stock with at least 30% of our voting power outstanding at such time, our Board will be prohibited under the terms of the Investment Agreement from taking certain actions relating to fundamental transactions involving us and our subsidiaries and certain other matters without the affirmative vote of the directors recommended by Kien Huat and elected by shareholders. Consequently, Kien Huat has the ability to exert significant influence over our policies and affairs, including the election of our Board and the approval of any action requiring a stockholder vote, such as approving amendments to our certificate of incorporation and mergers or sales of substantially all of our assets, as well as other matters. This concentration of voting power could delay or prevent an acquisition of our Company on terms that other stockholders may desire or force the sale of our company on terms undesirable to other stockholders.

Risks Relating to the Market Value of Our Common Stock

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when our stockholders want to sell their holdings.

The market price of our common stock has in the past been, and may in the future continue to be, volatile. For instance, between January 1, 2012 and April 1, 2013, the closing price of our common stock has ranged between $3.00 and $1.51 per share. A variety of events may cause the market price of our common stock to fluctuate significantly, including but not necessarily limited to:

•	quarter to quarter variations in operating results;

•	day traders;

•	adverse or positive news reports or public announcements; and

•	market conditions for the gaming industry.

In addition, the stock market in recent years has experienced significant price and volume fluctuations. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. These market fluctuations may adversely affect the price of our common stock and other interests in the Company at a time when our stockholders want to sell their interest in us.

If we fail to meet the applicable continued listing requirements of NASDAQ Global Market, NASDAQ may delist our common stock, in which case the liquidity and market price of our common stock could decline.

Our common stock is currently listed on the NASDAQ Global Market. In order to maintain that listing, we must satisfy certain continued listing requirements. If we are deficient in maintaining the necessary listing requirements, our common stock may be delisted. If our stock is delisted, an active trading market for our common stock may not be sustained and the market price of our common stock could decline.

We do not anticipate declaring any dividends in the foreseeable future.

During the past two fiscal years, we did not declare or pay any cash dividends with respect to our common stock and we do not anticipate declaring any cash dividends on our common stock in the foreseeable future. We intend to retain all future earnings for use in the development of our business. In addition, the payment of cash dividends to the holders of our common stock is restricted by undeclared dividends on our Series E preferred stock. We have accumulated unpaid Series E preferred dividends of approximately $13.9 million as of December 31, 2012. There can be no assurance that we will have, at any time, sufficient surplus under Delaware law to be able to pay any dividends.

Future sales of shares of our common stock in the public market or the conversion of the Bridge Loan by Kien Huat could adversely affect the trading price of shares of our common stock and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of shares of our common stock in the public market, the conversion of the Bridge Loan by Kien Huat into shares of our common stock, or the perception that such sales or conversion are likely to occur could affect the market price of our common stock. Kien Huat’s stock ownership may also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

General Business Risks

Instability and volatility in the financial markets could have a negative impact on our business, financial condition, results of operations and cash flows.

The demand for entertainment and leisure activities tends to be highly sensitive to consumers’ disposable incomes, and the recent economic recession that has affected the U.S. and global economies, the tightened credit markets and eroded consumer confidence had a negative impact on overall trends in the gaming industry in 2011 and, to an extent, in 2012. Discretionary consumer spending habits have been adversely affected by the recent economic crisis and the actual or perceived fear of the extent of the recession could lead to further decrease in spending by our guests. We cannot predict at what level these negative trends will continue, worsen or improve and the ultimate impact it will have on our future results of operations. The continued weakness in our market and the deterioration of the broader global economy would have a material adverse effect on our industry and our business, including our revenues, profitability, operating results and cash flow.

Moreover, to the extent we do not generate sufficient cash flows from operations; we may need to incur additional indebtedness to finance our plans for growth or make scheduled payments on or to refinance our obligations under the Bridge Loan from Kien Huat. Recent turmoil in the credit markets and the resulting impact on the liquidity of certain large financial institutions has had, and may continue to have, an effect through the U.S. economy, including limiting access to credit markets for certain borrowers at reasonable rates. Due to fluctuations in the credit markets from time to time, we may be unable to incur additional indebtedness to fund our business strategy, in the public or private markets, on terms we believe to be reasonable, if at all.

We are subject to greater risks than a geographically diverse company.

Our operations are limited to the Catskills region of the State of New York, which has been affected by decades’ long decline in economic conditions. As a result, in addition to our susceptibility to adverse global and domestic economic, political and business conditions, any economic downturn in the region could have a material adverse effect on our operations. An economic downturn would likely cause a decline in the disposable income of consumers in the region, which could result in a decrease in the number of patrons at our facility, the frequency of their visits and the average amount that they would be willing to spend at our facility. We are subject to greater risks than more geographically diversified gaming or resort operations, including:

•	a downturn in national, regional or local economic conditions;

•

an increase in competition in New York State or the northeastern United States and Canada, particularly for day-trip patrons residing in New York State, including as a result of any new tribal Class III casinos or VGMs at certain racetracks and other locations in New York, Connecticut and casinos in Pennsylvania;

•	impeded access due to road construction or closures of primary access routes; and

•	adverse weather and natural and other disasters in the northeastern United States.

The occurrence of any one of the events described above could cause a material disruption in our business and make us unable to generate sufficient cash flow to make payments on our obligations.

Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.

We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices which affect our customers may result in reduced visitation to Monticello Casino and Raceway and a reduction in our revenues.

Our business could be affected by weather-related factors and seasonality.

Our results of operations may be adversely affected by weather-related and seasonal factors. Severe winter weather conditions may deter or prevent patrons from reaching our gaming facilities or undertaking day trips. In addition, some recreational activities are curtailed during the winter months. Although our budget assumes these seasonal fluctuations in our gaming revenues to ensure adequate cash flow during expected periods of lower revenues, we cannot ensure that weather-related and seasonal factors will not have a material adverse effect on our operations.

We are vulnerable to natural disasters and other disruptive events that could severely disrupt the normal operations of our business and adversely affect our earnings.

Our operations are located at a facility in Monticello, New York. Although this area is not prone to earthquakes, floods, tornadoes, fires or other natural disasters, the occurrence of any of these events or any other cause of material disruption in our operation could have a material adverse effect on our business, financial condition and operating results. Moreover, although we do maintain insurance customary for our industry, including a policy with $10 million limit of coverage for the perils of flood and earthquake, we cannot ensure that this coverage will be sufficient in the event of one of the disasters mentioned above.

We may be subject to material environmental liability as a result of unknown environmental hazards.

We currently own 232 acres of land. As a significant landholder, we are subject to numerous environmental laws. Specifically, under the Comprehensive Environmental Response, Compensation and Liability Act, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or chemical releases on or relating to its property and may be held liable to a governmental entity or to third parties for property damage, personal injury and for investigation and cleanup costs incurred by such parties in connection with the contamination. Such laws typically impose cleanup responsibility and liability without regard to whether the owner knew of or caused the presence of contaminants. The costs of investigation, remediation or removal of such substances may be substantial.

Potential changes in the regulatory environment could harm our business.

From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations in the jurisdictions in which we operate or intend to operate. In addition, from time to time, certain anti-gaming groups propose referenda that, if adopted, could force us to curtail operations and incur significant losses.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock by the Selling Stockholders pursuant to this prospectus. However, we will receive the sale price of any common stock we sell to the Selling Stockholders upon exercise by them of their options. If options to purchase all of the underlying 979,568 shares are exercised for cash, we would receive a maximum of approximately $4,507,000 of total proceeds. These amounts, and the number of shares issued upon exercise of the options, may be reduced to the extent that the holders elect to pay for the exercise by canceling a portion of the options as may be provided under some of the agreements or as may be approved by the Plan Administrator, as defined in the Second Amended and Restated 2005 Equity Incentive Plan, on a case-by-case basis. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares.

SELLING STOCKHOLDERS

We are registering our shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. The table below lists the Selling Stockholders and other information regarding the beneficial ownership of our shares of common stock by each of the Selling Stockholders, including the number of shares of our common stock beneficially owned by each Selling Stockholder as of April 1, 2013.

Each of the Selling Stockholders is currently an employee, officer, director or consultant of ours or of our affiliates. The shares being registered for reoffer and resale were acquired by the Selling Stockholders named below pursuant to the Plan.

Name of Selling Stockholder (1)	Position	Number of Shares Beneficially Owned		Number of Shares Offered		Number of Shares Beneficially Owned After Offering (2)	Percentage of Shares Beneficially Owned After Offering
Au Fook Yew	Director	16,667	(3)	66,666	(4)	—		*
Joseph A. D’Amato	Chief Executive Officer and Director	3,135		260,000		3,135		*
Nancy Palumbo	Director	16,667	(5)	76,526	(6)	—		*
Emanuel R. Pearlman	Director	15,834	(7)	198,332	(8)	—		*
Gregg Polle	Director	13,334	(9)	51,666	(10)	—		*
James Simon	Director	32,757	(11)	115,548	(12)	6,090		*
Laurette L. Pitts	Senior Vice President, Chief Operating Officer and Chief Financial Officer	—		50,000	(13)	—		*
Clifford A. Ehrlich	President of Monticello Raceway Management, Inc.	115,000		115,000		—		*
Charles Degliomini	Executive Vice President	7,590		141,666	(14)	7,590		*
Nanette L. Horner	Senior Vice President, Chief Counsel and Chief Compliance Officer	—		33,333	(15)	—		*

*	Less than 1%.
(1)	The address of each Selling Stockholder listed above is Empire Resorts, Inc., c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701.
(2)	Assumes that all shares of common stock will be resold by the Selling Stockholders and none will be held by the Selling Stockholders for their own accounts. We cannot assure you that the Selling Stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a Selling Stockholder will not transfer the common stock by other means not described in this prospectus.
(3)	Does not include 10,000 restricted shares of common stock granted pursuant to the Plan, which are currently unvested.
(4)	Includes 26,667 restricted shares of common stock, of which 16,667 are currently vested, and 39,999 options to purchase common stock, of which 33,055 are currently vested.
(5)	Does not include 10,000 restricted shares of common stock granted pursuant to the Plan, which are currently unvested.
(6)	Includes 26,667 restricted shares of common stock, of which 16,667 are currently vested, and 49,859 options to purchase common stock, of which 42,916 are currently vested.
(7)	Does not include 10,000 restricted shares of common stock granted pursuant to the Plan, which are currently unvested.
(8)	Includes 25,834 restricted shares of common stock, of which 15,834 are currently vested, and 172,498 options to purchase common stock, of which 121,110 are currently vested.

(9)	Does not include 10,000 restricted shares of common stock granted pursuant to the Plan, which are currently unvested.
(10)	Includes 23,334 restricted shares of common stock, of which 13,334 are currently vested, and 28,332 options to purchase common stock, of which 25,833 are currently vested.
(11)	Does not include 10,000 restricted shares of common stock granted pursuant to the Plan, which are currently unvested.
(12)	Includes 26,667 restricted shares of common stock, of which 16,667 are currently vested, and 88,881 options to purchase common stock, of which 81,937 are currently vested.
(13)	Includes 50,000 options to purchase common stock, of which all are currently vested.
(14)	Includes 141,666 options to purchase common stock, of which all are currently vested.
(15)	Includes 33,333 options to purchase common stock, of which 24,444 are currently vested.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Stockholder” means and includes:

•	the persons identified in the table above as the Selling Stockholders;

•	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the Plan; and

•

any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our common stock offered by this prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the Selling Stockholders may be effected: in one or more transactions that may take place on the Nasdaq Global Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the Nasdaq Global Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our common stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

The Selling Stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the Selling Stockholders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the Selling Stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Empire Resorts, Inc. at December 31, 2012, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, and at December 31, 2011, and for the year then ended, by Friedman LLP, independent registered public accounting firm, as set forth in their respective reports thereon incorporated herein by reference and have been so incorporated in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The documents we are incorporating by reference as of the date hereof are as follows:

•	Our Annual Report on Form 10-K, as filed with the SEC on March 21, 2013;

•	our definitive Proxy Statement (Schedule 14A) for our 2012 Annual Stockholders’ Meeting filed with the SEC on September 21, 2012;

•	the description of our common stock contained in our Form 8-A filed on June 20, 2001, and as it may be further amended from time to time, under the caption “Description of Capital Stock”; and

In addition, all documents that we may file in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this registration statement. We will deem all of these documents to be a part of this registration statement from the respective dates of filing these documents.

We further regard any statement contained in a document that is incorporated by reference in this registration statement to be modified or superseded if this registration statement, or some other subsequently filed document that is also incorporated by reference in this registration statement, modifies or supersedes the statement. If this occurs, we regard the statement to be incorporated in this registration statement by reference only in the statement’s modified or superseded form.

You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

EMPIRE RESORTS, INC.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(845) 807-0001

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 233 Broadway, New York, New York 10279. Copies of those filings can be obtained from the Commission’s Public Reference Section, Judiciary Plaza, 100 F Fifth Street, N.E., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission’s public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company. Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

EMPIRE RESORTS, INC.

1,108,737 shares

common stock

PROSPECTUS

April 3, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference

Included in the prospectus which is part of this registration statement.

Item 4.	Description of Securities

Included in the prospectus which is part of this registration statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our amended and restated Bylaws (“Bylaws”) also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation

Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

All shares of common stock registered hereunder for reoffer or resale were issued or will be issued to our directors and officers pursuant to the Plan with a restrictive legend on the certificates for the shares of common stock purchased and transfer stops placed against such certificates. Such shares may only be reoffered and sold pursuant to registration under the Act or pursuant to an applicable exemption under the Act. As a result, such offers and sales are exempt from the registration requirements of the Act pursuant to the provisions of Section 4(2) of the Act.

Item 16.	Exhibits

The following exhibits are filed with this Registration statement.

Number	Description

4.1	Registrant’s Second Amended and Restated 2005 Equity Incentive Plan (1)

5.1	Opinion of Ellenoff Grossman & Schole LLP (*)

23.1	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1) (*)

23.2	Consent of Ernst & Young LLP (*)

23.3	Consent of Friedman LLP (*)

24.1	Power of Attorney, included on the signature page of this Registration Statement

(1)	Filed as Appendix B to the Empire Resorts, Inc. Proxy Statement filed with the Securities and Exchange Commission on October 8, 2009.
*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on April 3, 2013.

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
	Name:	Joseph A. D’Amato
	Title:	Chief Executive Officer

Empire Resorts, Inc. and each of the undersigned do hereby appoints Nanette L. Horner his or her true and lawful attorney to execute on behalf of Empire Resorts, Inc. and the undersigned any and all amendments to this Registration Statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; each of such persons shall have the power to act hereunder with or without the other.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Joseph A. D’Amato	Chief Executive Officer and Director (Principal Executive Officer)	April 3, 2013
Joseph A. D’Amato

/s/ Laurette J. Pitts	Senior Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	April 3, 2013
Laurette J. Pitts

/s/ Emanuel R. Pearlman	Chairman of the Board	April 3, 2013
Emanuel R. Pearlman

/s/ Au Fook Yew	Director	April 3, 2013
Au Fook Yew

/s/ James Simon	Director	April 3, 2013
James Simon

/s/ Nancy A. Palumbo	Director	April 3, 2013
Nancy A. Palumbo

/s/ Gregg Polle	Director	April 3, 2013
Gregg Polle